Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sytner Group Limited:

We consent to the incorporation by reference in the registration statements (Nos. 333-26219, 333-177855, 333-184734 and 333-204337) on Form S-8 of Penske Automotive Group, Inc. of our report dated February 24, 2017, with respect to the consolidated balance sheet of Sytner Group Limited as of December 31, 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the year then ended and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 10-K of Penske Automotive Group, Inc. Neither the aforementioned financial statements nor the related financial statement schedule are presented in the Form 10-K.

Our report dated February 24, 2017 contains an explanatory paragraph that states that our audit of internal control over financial reporting of Sytner Group Limited excluded an evaluation of the internal control over financial reporting of the Clare James Automotive (“Lightcliffe”) group of dealerships, which were acquired in July 2016.

/s/ KPMG LLP

Milton Keynes, United Kingdom

February 24, 2017